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                               CSC HOLDINGS, INC.,

                                                    ISSUER,


                                       TO


                              THE BANK OF NEW YORK

                                                    TRUSTEE,

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                      FORM OF SUPPLEMENTAL INDENTURE NO. 2

                            DATED AS OF MARCH 4, 1998


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               8-1/2% Convertible Subordinated Debentures due 2007



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         SECOND SUPPLEMENTAL INDENTURE (the "Second Supplemental Indenture"),
dated as of March 4, 1998 (the "Effective Date"), between CSC HOLDINGS INC. (formerly named Cablevision Systems Corporation), a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee").

         WHEREAS, the Company and the Trustee are parties to an Indenture, dated November 1, 1995 (the "Indenture"), as supplemented by the First Supplemental Indenture, dated November 1, 1995 (the "First Supplemental Indenture"), between the parties.

         WHEREAS, the Company is a party to that certain Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997, among the Company, Cablevision Systems Corporation (formerly named CSC Parent Corporation), a Delaware corporation ("Cablevision"), CSC Merger Corporation, a Delaware corporation, and TCI Communications, Inc., a Delaware corporation, pursuant to which the Company has completed a holding company restructuring (the "Holding Company Restructuring") whereby each outstanding share of Class A Common Stock, par value $0.01 per share, of the Company and each outstanding share of Class B Common Stock, par value $0.01 per share, of the Company was converted into and exchanged for one share of Class A Common Stock, par value $0.01 per share, of Cablevision and one share of Class B Common Stock, par value $0.01 per share, of Cablevision, respectively, and whereby the Company became a wholly owned subsidiary of Cablevision;

         WHEREAS, the First Supplemental Indenture provides that the Exchange Debentures (as defined therein) issued thereunder are convertible into the Class A Common Stock, par value $0.01 per share, of the Company;

         WHEREAS, as a result of the Holding Company Restructuring and pursuant to Section 2.4(k) of the First Supplemental Indenture, the Company deems it advisable to supplement the First Supplemental Indenture to provide that the Exchange Debentures issuable thereunder be convertible into the Class A Common Stock, par value $0.01 per share, of Cablevision instead of being convertible into the Class A Common Stock, par value $0.01 per share, of the Company;

         WHEREAS, Section 901 of the Indenture provides, among other things, that the Company and the Trustee may enter into a supplemental indenture without the consent of the Holders of Securities in order to evidence the succession of the Company by another person and to cure certain ambiguities or inconsistencies in the Indenture; and



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         WHEREAS, the execution and delivery of this instrument has been duly authorized, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

                                   ARTICLE ONE

                       RELATION TO INDENTURE; DEFINITIONS

         SECTION 1.1. Relation to Indenture and First Supplemental Indenture

         This Second Supplemental Indenture constitutes an integral part of the Indenture and the First Supplemental Indenture.

         SECTION 1.2. Definitions

         For all purposes of this Second Supplemental Indenture, the Indenture and the First Supplemental Indenture:

         (1) Except as otherwise expressly provided for or unless the context otherwise requires, capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture and the First Supplemental Indenture;

         (2) The term "Class A Common Stock" shall mean the Class A Common Stock, par value $0.01 per share, of Cablevision; and

         (3) The term "Class B Common Stock" shall mean the Class B Common Stock, par value $.01 per share, of Cablevision.

                                   ARTICLE TWO

                                   CONVERSION

         SECTION 2.1. Conversion.

         Pursuant to Section 2.4(k) of the First Supplemental Indenture, the Holder of each Exchange Debenture outstanding on or after the Effective Date shall have the right thereafter, during the period such Exchange Debenture shall be convertible as specified in



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Section 2.4(a) of the First Supplemental Indenture, to convert such Exchange
Debenture only into Class A Common Stock.

         SECTION 2.2. Provisions Related to Conversion.

         All provisions in the Indenture and the First Supplemental Indenture relating to any effect on the Conversion Price as a result of any actions of or relating to the Company or taken by the Company in respect of the Class A Common Stock, par value $0.01 per share, of the Company shall be deemed to refer to actions of or relating to Cablevision or taken by Cablevision in respect of the Class A Common Stock.

                                  ARTICLE THREE

                            MISCELLANEOUS PROVISIONS

         SECTION 3.1. Ratification of Indenture.

         Except as expressly modified or amended hereby, the Indenture and the First Supplemental Indenture continue in full force and effect and are in all respects confirmed and preserved.

         SECTION 3.2. Governing Law.

         This Second Supplemental Indenture and each Exchange Debenture shall be governed by and construed in accordance with the laws of the State of New York. This Second Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended and, to the extent applicable, shall be governed by such provisions.

         SECTION 3.3. Counterparts.

         This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all such counterparts shall together constitute but one and the same instrument.














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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, all with effect as of the day and year first written above.


                                            CSC HOLDINGS, INC.


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:




                                            THE BANK OF NEW YORK,
                                                     Trustee


                                            By:
                                               ---------------------------------
                                               Name:
                                               Title:


























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